Exhibit 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We hereby consent to the incorporation by reference in the registration statement (Form S-8) pertaining to the 1998 Stock Option Plan and Year 2000 Stock Option Plan of our report, dated April 9, 2001, with respect to the financial statements of PTN Media, Inc. as of and for the year ended
December 31, 2000, including the consolidated balance sheet of PTN Media, Inc. and subsidiary (a development stage company) as of December 31, 2000 and the related statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 2000 and the cumulative period from January 1, 2000 to December 31, 2000.




/s/  Stonefield Josephson, Inc.
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STONEFIELD JOSEPHSON, INC.
Certified Public Accountants


Santa Monica, California
June 11, 2001